Exhibit 99.1
Global Traffic Network Announces Closing of Its Purchase of the Unique Broadcasting Company Limited from UBC Media Group
NEW YORK, Mar 02, 2009 (BUSINESS WIRE) — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the United States, today announced that its United Kingdom subsidiary, Global Traffic Network (UK) Limited, has completed its acquisition of the commercial division of UBC Media Group plc (LSE: UBC.L), which supplies traffic and travel information to approximately 230 radio stations and entertainment news information to approximately 120 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. The acquisition was effected through a purchase of the entire share capital of The Unique Broadcasting Company Limited, the UBC subsidiary that housed the commercial division operations. UBC’s commercial division has approximately 700,000 radio commercials available for sale on an annual basis. In addition to the radio networks, The Unique Broadcasting Company has approximately GBP 3 million pounds of tax losses that Global Traffic Network expects to be able to utilize against future earnings of its U.K. operations.
The Company’s U.K. subsidiary acquired the share capital of The Unique Broadcasting Company for a closing date purchase price of GBP 9 million (approximately $13.1 million) and three additional potential earn-out payments based on the financial performance of the acquired business during the 2009, 2010 and 2011 calendar years. For 2009, UBC will be entitled to GBP 1 million if the acquired business generates 2009 revenue of at least GBP 11.0 million, and will be entitled to additional payment amounts, up to a maximum of GBP 5.5 million, based on a graduated schedule of 2009 revenue ranging from GBP 11 million to GBP 13.6 million. For 2010 and 2011, UBC will be entitled to receive 50% of the amount by which revenue from the acquired business exceeds GBP 12 million or GBP 12.5 million, respectively.
William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, commented, “We are delighted to close the purchase, as it will dramatically increase our presence in the United Kingdom, adding approximately 230 radio stations and over 700,000 radio advertising spots per year. The acquisition not only significantly expands our business in the U.K.; it dramatically increases the size and scope of Global Traffic Network as a whole. The stations currently serviced by the acquired business have a non-duplicated cume of approximately 21.5 million listeners weekly, which is greater than our combined reach in Australia and Canada.”
Mr. Yde continued, “Although we are paying a premium for UBC’s commercial division, we see the overall initial consideration as a modest investment given the footprint of the network. Even after payment of the initial purchase price, we will still have a solid balance sheet with a strong cash position and virtually no debt. It has been a long process to finally acquire the commercial division and now we look forward to working with management to successfully integrate and grow the business.”
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in eight Canadian markets and has recently commenced operations in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com.
About UBC Media Group
UBC is quoted on the London Stock Exchange’s AIM market. The Group is the market leader in the supply of audio content and broadcast data software to the radio industry in the UK. In addition, the Group is the largest independent producer of radio programming for the BBC and the UK’s leading supplier of digital radio scrolling text and EPG software. It is also part of the MXR Regional Multiplex consortium and the 4 Digital National Multiplex. www.ubcmedia.com

This press release contains statements that constitute forward-looking statements.These statements reflect our current views with respect to future events.These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K. With respect to the Company’s acquisition of UBC Media Group plc’s commercial division, the Company can provide no assurance that it will be able to successfully integrate the commercial division’s existing operations or conduct such operations profitably in the future. Any of the risks and uncertainties applicable to the Company may cause its actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements.These statements can be recognized by the use of words such as “may,” “will,” “intend,” ” should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions.We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
SOURCE: Global Traffic Network, Inc.
At KCSA Strategic Communications
Marybeth Csaby, 212-682-6300
mbcsaby@kcsa.com
or
At Global Traffic Network, Inc.
Scott Cody, 212-896-1255
Chief Financial Officer & Chief Operating Officer
scott.cody@globaltrafficnet.com

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